Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the National General Holdings Corp. 2019 Omnibus Incentive Plan of our report dated February 25, 2019, with respect to the consolidated financial statements of National General Holdings Corp. and the effectiveness of internal control over financial reporting of National General Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
May 7, 2019